As filed with the Securities and Exchange Commission on October 26, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MATSON, INC.

(Exact name of registrant as specified in its charter)

Hawaii	99-0032630
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1411 Sand Island Parkway

Honolulu, Hawaii 96819

(Address of Principal Executive Offices) (Zip Code)

Matson, Inc. 2007 Incentive Compensation Plan

(Conformed to reflect the June 29, 2012 separation of Alexander & Baldwin, Inc.
from Matson, Inc. (formerly known as Alexander & Baldwin Holdings, Inc.))

(Full title of the plans)

Vicente S. Angoco, Jr.

Senior Vice President

Matson, Inc.

1411 Sand Island Parkway

Honolulu, Hawaii 96819

(Name and address of agent for service)

(808) 848-1211

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, no par value	4,247,204 shares	$20.53	$87,195,099	$11,894

(1)                  This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Matson, Inc. 2007 Incentive Compensation Plan, as conformed to reflect the June 29, 2012 separation of Alexander & Baldwin, Inc. from Matson, Inc. (formerly known as Alexander & Baldwin Holdings, Inc.) (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)                  Each share of Common Stock being registered hereunder, if issued prior to the termination of our Rights Agreement, dated as of June 8, 2012, will include one common stock purchase right.  Prior to the occurrence of certain events, the common stock purchase rights will not be exercisable or evidenced separately from the Common Stock.

(3)                  Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on October 23, 2012, as reported by the New York Stock Exchange.

PART II
Information Required in the Registration Statement

Item 3.     Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by the Registrant are incorporated by reference in this registration statement:

(a)         The Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed by Alexander & Baldwin, Inc. (the “Predecessor Registrant”) with the SEC on February 28, 2012;

(b)         The Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed by the Predecessor Registrant with the SEC on May 9, 2012;

(c)          The Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed by the Registrant with the SEC on August 9, 2012;

(d)         All other reports filed by the Registrant or the Predecessor Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(e)          The Registrant’s Amended and Restated Articles of Incorporation filed with the SEC on August 9, 2012 as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, together with the Articles of Amendment to Change Corporate Name attached to this registration statement as Exhibit 4.2 (collectively, the “Charter”), in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock; and

(f)           The Registrant’s Registration Statement No. 001-34187 on Form 8-A filed with the SEC on June 13, 2012, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock purchase rights.

All reports and definitive proxy or information statements filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, a report furnished on Form 8-K shall not be incorporated by reference herein unless expressly done so. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.     Description of Securities

Not Applicable.

Item 5.     Interests of Named Experts and Counsel

Not Applicable.

Item 6.      Indemnification of Directors and Officers

The indemnity provisions of the Registrant’s Charter require the Registrant to indemnify its directors and officers to the fullest extent permitted by law. Section 414-242 of the Hawaii Business Corporation Act (the “HBCA”) provides that a corporation may indemnify a director, who is a party to a proceeding in his/her capacity as a director of the corporation, against liability incurred in the proceeding if the individual conducted himself or herself in good faith and the individual reasonably believed (i) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation and (A) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful, or (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.  To the extent that a director is wholly successful in the defense of any proceeding to which the director was a party in his/her capacity as director of the corporation, the corporation is required by Section 414-243 of the HBCA to indemnify such director for reasonable expenses incurred thereby.

Under Section 414-244 of the HBCA, a corporation, before final disposition of a proceeding, may advance funds to pay for or reimburse the reasonable expenses incurred by a director, who is a party to a proceeding in his/her capacity as a director of the corporation, if the director delivers certain written affirmations and certain undertakings. Under certain circumstances, under Section 414-245 of the HBCA a director may apply for and obtain indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

Furthermore, under Section 414-246 of the HBCA, indemnification may be made only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because a director has met the applicable standard, with such determination to be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or who do not have a familial, financial, professional or employment relationship with the director whose indemnification is the subject of the decision being made, which relationship would reasonably be expected to influence the director’s judgment when voting on the decision being made; (ii) by special legal counsel; or (iii) by a majority vote of the shareholders.

Under Section 414-247 of the HBCA, a corporation may indemnify and advance expenses to an officer, who is a party to a proceeding because the officer is an officer of the corporation, to the same extent such indemnification may be provided to a director, and if the person is an officer, but not a director, to such extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders; or (iii) an intentional violation of criminal law.

The above described provision applies to an officer who is also a director if the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer. Furthermore, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 414-243 of the HBCA and may apply to a court under Section 414-245 of the HBCA for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses.

The Registrant maintains policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

Item 7.      Exemption from Registration Claimed

Not Applicable.

Item 8.      Exhibits

Exhibit Number	Exhibit

4.1

Amended and Restated Articles of Incorporation of Matson, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2012 (SEC file number 001-34187))

4.2	Articles of Amendment to Change Corporate Name

4.3	Registrant’s Registration Statement No. 001-34187 on Form 8-A filed on June 13, 2012, together with any exhibits thereto (incorporated by reference)

5.1	Opinion and consent of Cades Schutte LLP

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Cades Schutte LLP is contained in Exhibit 5.1

24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1	Matson, Inc. 2007 Incentive Compensation Plan (as assumed by Registrant and conformed)

99.2	Form of Notice of Stock Option Grant

99.3	Form of Stock Option Agreement for Non-Executive Employees

99.4	Form of Stock Option Agreement for Executive Employees

99.5	Form of Notice of Time-Based Restricted Stock Unit Grant

99.6	Form of Time-Based Restricted Stock Unit Agreement for Non-Executive Employees

99.7	Form of Time-Based Restricted Stock Unit Agreement for Executive Employees

99.8	Form of Restricted Stock Unit Agreement for Non-Employee Directors

99.9	Form of Restricted Stock Unit Agreement for Non-Employee Directors (Deferral Election)

99.10	Form of Anti-Dilution Adjustment Amendment to Restricted Stock Unit Award Agreements

99.11	Form of Anti-Dilution Adjustment Amendment to Stock Option Agreements

99.12	Form of Anti-Dilution Adjustment Amendment to 2012 Performance-Based Restricted Stock Unit Award Agreements

Item 9.     Undertakings

A.        The Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

B.        The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on October 26, 2012.

MATSON, INC.

By:	/s/ Matthew J. Cox
Matthew J. Cox
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, the undersigned hereby constitute and appoint Matthew J. Cox and Joel M. Wine and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Title	Date

/s/ Matthew J. Cox	President, Chief Executive Officer and Director	October 26, 2012
Matthew J. Cox	(Principal Executive Officer)

/s/ Joel M. Wine	Senior Vice President and Chief Financial Officer	October 26, 2012
Joel M. Wine	(Principal Financial Officer)

/s/ John E. Dennen	Vice President and Controller	October 26, 2012
John E. Dennen	(Principal Accounting Officer)

/s/ Walter A. Dods, Jr.	Chairman of the Board and Director	October 26, 2012
Walter A. Dods, Jr.

/s/ W. Blake Baird	Director	October 26, 2012
W. Blake Baird

/s/ Michael J. Chun	Director	October 26, 2012
Michael J. Chun

/s/ Thomas B. Fargo	Director	October 26, 2012
Thomas B. Fargo

/s/ Constance H. Lau	Director	October 26, 2012
Constance H. Lau

/s/ Jeffrey N. Watanabe	Director	October 26, 2012
Jeffrey N. Watanabe

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1

Amended and Restated Articles of Incorporation of Matson, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2012 (SEC file number 001-34187))

4.2	Articles of Amendment to Change Corporate Name

4.3	Registrant’s Registration Statement No. 001-34187 on Form 8-A filed on June 13, 2012, together with any exhibits thereto (incorporated by reference)

5.1	Opinion and consent of Cades Schutte LLP

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Cades Schutte LLP is contained in Exhibit 5.1

24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1	Matson, Inc. 2007 Incentive Compensation Plan (as assumed by Registrant and conformed)

99.2	Form of Notice of Stock Option Grant

99.3	Form of Stock Option Agreement for Non-Executive Employees

99.4	Form of Stock Option Agreement for Executive Employees

99.5	Form of Notice of Time-Based Restricted Stock Unit Grant

99.6	Form of Time-Based Restricted Stock Unit Agreement for Non-Executive Employees

99.7	Form of Time-Based Restricted Stock Unit Agreement for Executive Employees

99.8	Form of Restricted Stock Unit Agreement for Non-Employee Directors

99.9	Form of Restricted Stock Unit Agreement for Non-Employee Directors (Deferral Election)

99.10	Form of Anti-Dilution Adjustment Amendment to Restricted Stock Unit Award Agreements

99.11	Form of Anti-Dilution Adjustment Amendment to Stock Option Agreements

99.12	Form of Anti-Dilution Adjustment Amendment to 2012 Performance-Based Restricted Stock Unit Award Agreements